EXHIBIT 10.6

INDEPENDENT CONSULTANT AGREEMENT BETWEEN
GREAT EAST ENERGY, INC. AND
ESCROW, LLC

This Independent Consultant Agreement (“Agreement”) is made and entered into on April 15, 2013, between GREAT EAST ENERGY, INC., a Nevada corporation, whose principal business address is at 318 N. Carson St., Suite 208, Carson City, NV 89701 (hereinafter referred to as “GEEI”) and ESCROW, LLC, a Virginia limited liability company, whose mailing address is at 215 Mockingbird Lane, Warrenton, VA 20186 (hereinafter referred to as “Consultant”).

In consideration of the mutual covenants set forth below, GEEI and Consultant enter into the Agreement as set forth below.

1.	START

This Agreement shall be effective immediately upon execution.

2.	TITLE AND DUTIES

A.	Title

The Consultant shall appoint its principal Ms. Johnnie Zarecor (“JZ”) to serve in the capacity of Chairman, President and Secretary of GEEI.

B.	Essential Functions and Duties

The essential functions and duties expected of JZ shall be such as customarily performed by persons in similar positions, as well as such other duties as may be assigned from time to time by GEEI.

C.	Supervision and Reporting

JZ shall report to the Board of Directors of GEEI.

D.	Duty of Loyalty and Best Efforts

JZ shall devote working time, attention, knowledge, and skills to GEEI’s business interests and shall do so in good faith, with best efforts, and to the reasonable satisfaction of GEEI. It is understood that the Consultant has other business interests that may demand substantial time.

3.	COMPENSATION TERMS

A.	Stock Grant

Consultant shall receive 536 restricted common shares of stock in GEEI (subject to adjustment for any stock splits), on or before the closing date of the private placement financing simultaneous with the planned GEEI going-public transaction, estimated to occur on May 29, 2013.

B.	Stipend

Consultant shall receive a stipend of USD$5,000 (five thousand dollars) for any six (6) month Term of this Agreement. The initial Stipend shall be payable at the closing of the private placement financing simultaneous with the planned GEEI going-public transaction, estimated to occur on May 29, 2013.

C.	Expense Reimbursement

Consultant shall be entitled to reimbursement of expenses incurred in the performance of the functions and duties under this Agreement. In order to receive reimbursement, Consultant must obtain advance approval from the CEO or Board of Directors for any potential expense, and must timely provide GEEI with an itemized account of all expenditures, along with suitable receipts therefor.

4.	PROPERTY RIGHTS

A. Records and Accounts

Consultant agrees that all those records and accounts maintained during the course of consultancy are the property of GEEI.

B.	Return Upon Termination

Consultant agrees that upon termination it will return to GEEI all of GEEI’s property, including, but not limited to, intellectual property, trade secret information, customer lists, operation manuals, records and accounts, materials subject to copyright, trademark, or patent protection, customer and GEEI information, business documents, reports, and other items as applicable.

C.	Copyrights, Inventions and Patents

Consultant understands that any copyrights, inventions or patents created or obtained, in part or whole, by Consultant during the course of this Agreement are to be considered “works for hire” and the property of GEEI. Consultant assigns to GEEI all rights and interest in any copyright, invention, patents or other property related to the business of the GEEI.

5.	INDEMNIFICATION FOR THIRD PARTY CLAIMS

GEEI hereby agrees to indemnify, defend, save, and hold harmless Consultant and JZ from and against all claims, liabilities, causes of action, damages, judgments, attorneys’ fees, court costs, and expenses which arise out of or are related to the Consultant’s and JZ performance under this Agreement, except in the failure to perform job functions or duties as required, or which result from conduct while engaging in any activity outside the scope of this Agreement. GEEI understands that this obligation of indemnification survives the expiration or termination of this Agreement.

6.	MEDIATION AND BINDING ARBITRATION

GEEI and Consultant agree to first mediate and may then submit to binding arbitration any claims that they may have against each other, of any nature whatsoever, pursuant to the rules of the American Arbitration Association in Orange County, California, United States of America.

7.	TERMINATION

A.	Term

This Agreement shall have an initial Term of six (6) months, and automatically renew for another six (6) months unless previously terminated, by either party upon 30 days’ written notice. It may be renewed upon the mutual written consent of GEEI and Consultant for periods beyond 12 months.

8.	MISCELLANEOUS PROVISIONS

A.	Notices

Consultant agrees that any notices that are required to be given under this Agreement shall be given in writing, sent by certified mail, return receipt requested, to the principal place of business of GEEI or mailing address of the Consultant as set forth herein.

GREAT EAST ENERGY, INC.
318 N. Carson St., Suite 208
Carson City, NV 89701

ESCROW, LLC
ATTN: MS. JOHNNIE ZARECOR
215 Mockingbird Lane
Warrenton, VA 20186

B.	Entire Agreement

This Agreement represents the complete and exclusive statement of the consulting agreement between GEEI and Consultant. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by the parties concerning their consulting agreement.

C.	Prior Agreements or Understandings

This Agreement supersedes any and all prior Agreements or understandings between the parties, including letters of intent or understanding, except for those documents specifically referred to within this Agreement.

D.	Modifications

Any modifications to this Agreement may only be done in writing between the parties.

E.	Severability of Agreement

To the extent that any provision hereof is deemed unenforceable, all remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

F.	Waiver of Breach

The waiver by GEEI of a breach of any provision of this Agreement by Consultant shall not operate as a waiver of any subsequent breach by the Consultant. No waiver shall be valid unless placed in writing and signed by GEEI.

G.	Choice of Law, Jurisdiction and Venue

Consultant agrees that this Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada and that should any claims be brought against GEEI related to terms or conditions of employment it shall be brought within a court of competent jurisdiction within the State of Nevada. Consultant also consents to jurisdiction of any claims by GEEI related to the terms or conditions of employment by a court of competent jurisdiction within the State of Nevada.

ESCROW, LLC	Date
JOHNNIE ZARECOR

MICHAEL DORON	Date
CEO
GREAT EAST ENERGY, INC.

Acknowledged and agreed to by:

JOHNNIE ZARECOR	Date